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                                                                     Exhibit 2.5

                          MUTUAL RELEASE OF ALL CLAIMS

         THIS AGREEMENT is made and entered into this 27th day of May, 2003, by, between and among MILLER EXPLORATION COMPANY, a Delaware corporation with its principal place of business in Traverse City, Michigan ("MEXP") and K2 ENERGY CORP., an Alberta corporation with its principal place of business in Calgary, Alberta, together with K2 AMERICA CORPORATION, a Montana corporation with its principal place of business in Cut Bank, Montana (jointly "K2")

         WHEREAS, MEXP and K2 have each entered into two separate exploration and development agreements with the Blackfeet Tribe of Indians pursuant to the Indian Mineral Development Act of 1982, 25 U.S.C. Section 2101, et seq.; and

         WHEREAS, MEXP and K2 entered into a K2-MEXP Exploration and Development Agreement dated June 17, 1998, pertaining to joint exploration and development of the lands described in their respective IMDA agreements with the Blackfeet Tribe of Indians; and

         WHEREAS, MEXP and K2 did commence such joint exploration and development activities pursuant to the June 17, 1998, agreement; and

         WHEREAS, disputes arose in 1999 as to the respective rights and obligations of MEXP and K2 under the June 17, 1998, agreement; and

         WHEREAS, upon the arising of the disputes, MEXP and K2 ceased any joint activities under the June 17, 1998, agreement and instead each embarked upon a course of separate exploration and development of the properties described in their respective IMDA

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agreements; and

         WHEREAS, MEXP filed a lawsuit against K2 in the United States District Court for the District of Montana, as Case No. CV-00-054-GF, seeking both monetary and non-monetary relief caused by K2's alleged breach of the June 17, 1998, agreement; and

         WHEREAS that federal court lawsuit was dismissed without prejudice on September 4, 2001, under the doctrines of comity and abstention, so that the parties could first exhaust any remedies available in Blackfeet Tribal Court, and

         WHEREAS MEXP initiated a new lawsuit against K2 in Blackfeet Tribal Court, as Case No. 21 CA 282, in October, 2001, seeking both monetary and non-monetary relief of the same type previously sought in the federal court proceeding, in response to which K2 denied any liability and counterclaimed for its own alleged monetary losses, and

         WHEREAS, MEXP and K2 have negotiated an agreement resolving all matters between themselves on the basis of (a) dismissal with prejudice of the above mentioned pending tribal court lawsuit, (b) termination of the K2-MEXP Exploration and Development Agreement dated June 17, 1998, and (c) a mutual release of claims for all alleged acts or omissions of the other party prior to the date of this Agreement; and

         WHEREAS, MEXP and K2 have agreed in principal to the execution of a new joint venture agreement limited to specific portions of the lands described in their respective IMDA agreements with the Blackfeet Tribe of Indians, as those IMDA agreements have from time to time been amended, which limited joint venture agreement shall likewise obligate MEXP and K2 not to compete with each other on the other lands described in the versions of their respective IMDA agreements in effect as of the date of

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this Agreement, but MEXP and K2 expressly intend that any such new limited joint venture agreement shall be a separate and independent agreement the negotiations for, the execution of, and terms of which shall have no consequence or effect on this Agreement,

         NOW, THEREFORE, IT IS MUTUALLY UNDERSTOOD AND AGREED, that in consideration of the foregoing recitations and full performance of the covenants and agreements of the parties, as set forth below:

(1) MEXP and K2 do hereby forever and fully release, acquit and discharge each other and the other's directors, officers, employees, agents, attorneys, successors and assigns, from any and all actions, causes of action, claims and demands of whatsoever kind or nature that now exist between themselves over their respective rights and obligations under the K2-MEXP Exploration and Development Agreement dated June 17, 1998, including, but not limited to all claims and demands which were asserted or were capable of assertion as of the date hereof in either the above-described United States District Court and/or Blackfeet Tribal Court proceedings and do accordingly also release any claim of right, title, or ownership to or interest in the rights, title or interest of the other party as may exist under that other party's IMDA agreement with the Blackfeet Tribe of Indians, as now amended and in effect.

(2) MEXP and K2 shall execute all documents and take such additional steps as are necessary to effect a dismissal with prejudice of Blackfeet Tribal Court Case No. 21 CA 282 as soon as possible.

(3) The K2-MEXP Exploration and Development Agreement dated June 17, 1998, is terminated effective upon the full execution of this Agreement and shall thereafter be of no

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further force or effect.

(4) This Agreement shall be construed and interpreted in accordance with the laws of the State of Montana. Any dispute arising under this Agreement shall be construed under the jurisdiction of the State District Court for the State of Montana and the proper venue or location to determine any dispute hereunder shall be Glacier County, Montana, and the parties expressly waive any right they might have to challenge such jurisdiction or venue, whether based on comity, abstention, inconvenience, prejudice, or otherwise.

(5) This Agreement shall bind all parties hereto, their heirs, legal representatives, successors, assigns, shareholders, agents, officers, directors, employees and attorneys.

(6) MEXP and K2 shall bear their own respective attorney fees and costs incurred related to in the above mentioned actions and the settlement hereof, provided however that the prevailing party or parties in any legal action seeking to enforce the terms of this Agreement shall be entitled to reasonable costs and attorney fees.

(7) It is understood that this Agreement is accepted as the sole consideration for full satisfaction and in compromise of all that is identified herein, the action required by this Agreement, nor negotiations for this Agreement shall be considered as an admission of liability of any party hereto.

(8) This Agreement constitutes the entire agreement between and among the parties, and the parties agree that there were no inducements or representations leading to the execution of this Agreement, except as herein contained. This Agreement supersedes all prior oral and written agreements and communications between and among the parties and the terms of this Agreement are contractual and not mere recitals. To the extent the Parties

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have agreed in principal to the execution of a new joint venture agreement limited to specific portions of the lands described in their respective IMDA agreements with the Blackfeet Tribe of Indians, as those IMDA agreements have from time to time been amended, which joint venture agreement shall likewise obligate MEXP and K2 not to compete with each other on the other lands described in the versions of their respective IMDA agreements in effect as of the date hereof, any such limited joint venture agreement is expressly independent of and not a contingent term of this Agreement, and the execution of, failure of execution, performance of, claims or disputes related thereto, or terms of such limited joint venture agreement, has and shall have no consequence or effect on this Agreement and the enforcement thereof.

(9) In the case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby.

(10) The parties each acknowledge that they have read and understands the terms of this Agreement, that they are voluntarily entering into this Agreement, and that this Agreement is intended to be a legally binding.

(11) No person is or will be authorized by any party hereto to orally modify, terminate or waive any provision of this Agreement or to orally make any additional or other agreement relating to this Agreement or its subject matter. Any discussion or conversations pertaining to any such modification, termination, waiver or additional or other agreement are to be considered preliminary and non-binding. If any such modification, termination, waiver or additional or other agreement is in the future authorized by or to be binding on a party

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hereto, it will be set forth in writing signed on behalf of all parties. The provisions of this Agreement, including this paragraph, may be modified or waived only in writing signed by the party or parties affected by the modification or waiver.

(12) This Agreement has been reviewed by the parties' respective counsel, and is and shall be deemed jointly drafted and written by all parties and shall not be construed or interpreted against the party originating or preparing it.

(13) This Agreement may be executed in multiple counterparts, and at different times, each signed copy of which shall be deemed an original. A facsimile containing a signature of one or more of the parties hereto shall be deemed an original.

         DATED this 27th day of May, 2003.

                                        MILLER EXPLORATION COMPANY

                                        By       /s/ Kelly E. Miller
                                           -------------------------------------
                                                 Kelly Miller
                                                 President & CEO

                                        K2 ENERGY CORP.

                                        By       /s/ Paul MacKay
                                           -------------------------------------
                                                 Paul MacKay
                                                 President & CEO

                                        K2 AMERICA CORPORATION

                                        By       /s/ Paul MacKay
                                           -------------------------------------
                                                 Paul MacKay
                                                 President & CEO

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